EXHIBIT 10.70

Execution Copy

WHITE HAWK PETROLEUM, LLC
AMENDED AND RESTATED OPERATING AGREEMENT
by and between

MIE JURASSIC ENERGY CORPORATION
and
PACIFIC ENERGY DEVELOPMENT CORP.

Dated as of May 23, 2012

AMENDED AND RESTATED OPERATING AGREEMENT

This AMENDED AND RESTATED OPERATING AGREEMENT (“Agreement”) is entered into effective as of May 23, 2012 (the “Effective Date”) between and among WHITE HAWK PETROLEUM, LLC, a limited liability company organized and existing under the laws of the State of Nevada, United States of America, and having its principal office at 4125 Blackhawk Plaza Circle, Suite 201A, Danville, CA 94506, United States of America (“White Hawk” or the “Company”), PACIFIC ENERGY DEVELOPMENT CORP., a  company organized and existing under the laws of the State of Nevada, United States of America, and having its principal office at Suite 201A, 4125 Blackhawk Plaza Circle, Suite 201A, Danville, California 94506, United States of America (“PEDCO”), and MIEJ JURASSIC ENERGY CORPORATION, a corporation validly incorporated and existing under the laws of Cayman Islands, and having its principal office at Suite 1501, Block C, Grand Palace, 5 Hui Zhong Road, Chaoyang District, Beijing 100101 P.R. China (“MIEJ”). PEDCO and MIEJ are referred to collectively as the “Parties” and individually as a “Party,” and unless the context otherwise requires, include their respective successors and permitted assigns.

RECITALS

WHEREAS, the Company was originally formed on May 3, 2012 through the filing of Articles of Organization in the office of the Secretary of State of the State of Nevada;

WHEREAS, PEDCO, along with its affiliated entities, is engaged in activities involving the development and operation of petroleum resources in Pacific Rim countries;

WHEREAS, MIEJ, along with its affiliated entities, is an independent upstream oil company specializing in the development and operation of oil and gas properties globally;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, PEDCO and MIEJ are entering into that certain Membership Interest Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which, among other things, MIEJ is purchasing from PEDCO a 50% membership interest in the Company;

WHEREAS PEDCO and MIEJ plan for the Company to pursue additional oil and gas acquisition, exploration and development opportunities within the U.S. (the “Business”);

WHEREAS, following the Effective Date, MIEJ and PEDCO will be the only Members of the Company; and

WHEREAS, the Parties desire to amend and restate the Operating Agreement of the Company (the “Original Agreement”) to memorialize their agreements with respect to the governance, management and operation of the Company, and set out in writing their respective rights, restrictions and obligations as Members of the Company.

NOW THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby amend and restate the Original Agreement as set forth in this Agreement:

Article 1
Definitions; Principles of Construction

Section 1.1  Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Advisors” shall have the meaning set forth in Section 11.1.

“Affiliate” (including the terms “Affiliated” and “Affiliated with”) means, with respect to any Person, any other Person who or which, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Person.  As used in the preceding sentence, the term “control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided however that in any event, any Person that owns directly or indirectly more than fifty percent (50%) of the ordinary voting interests in such other Person shall be deemed to control such other Person.

“Agreed Interest Rate” means interest compounded on a monthly basis, at the rate per annum equal to the one (1) month term, London Interbank Offered Rate (LIBOR rate) for U.S. dollar deposits, as published in London by the Financial Times or if not published, then by The Wall Street Journal, plus four (4.0) percentage points, applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding calendar month.  If the aforesaid rate is contrary to any applicable usury law, the rate of interest to be charged shall be the maximum rate permitted by such applicable law.

“Agreement” means this Operating Agreement of White Hawk Petroleum, LLC, as amended and in effect from time to time.

 “Articles of Organization” or “Articles” means the Articles of Organization of the Company, dated May 3, 2012, as amended or supplemented from time to time.

“Board” shall mean the board of Managers of the Company.

“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York, Hong Kong SAR or the People’s Republic of China are authorized or required to close under applicable laws.

“Chairman of the Board” means the chairman of the Board of the Company.

“Contract Area” means approximately 1,330.75 acres in the Leighton Prospect Deep Contract Area described in Exhibit A to the Excellong Stock Purchase Agreement and approximately 320.0 acres in the Mandurah Prospect Deep Contract Area described in Exhibit A to the Excellong Stock Purchase Agreement.

“Confidential Information” shall have the meaning set forth in Section 11.1.

“Dispute” shall have the meaning set forth in Section 17.1(a).

“Effective Date” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Excellong Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of December 16, 2011, among PEDCO, the shareholders of Excellong E&P-2, Inc., a Texas corporation (“E&P-2, Inc.”), and Excellong, Inc., a Texas corporation (“Excellong”), pursuant to which PEDCO purchased all of the outstanding shares of common stock of E&P-2, Inc.

“FCPA” shall have the meaning set forth in Section 19.15(a).

 “Governmental Authority” means each nation, state, department, region, county, municipality or other political subdivision, and any agency, authority, court, department, commission, board, bureau or instrumentality of any of them.

“Governmental Approvals” means all clearances, permits, consents, licenses, approvals or any other authorization required by any Governmental Authority for the (i) development, finance, maintenance, operation or ownership of a Project, (ii) ownership of, or investment in, the Company, (iii) distribution or receipt of dividends, earnings or other moneys generated by a Project or the Company and (iv) transfer of any such dividends, earnings or moneys outside the United States.

“Independent Third Party” means any Person who, immediately prior to the contemplated transaction, does not own in excess of 10% of the Company’s Interests on a fully-diluted basis (a “10% Owner”), who is not a member of management of the Company, who is not controlling, controlled by or under common control with any such 10% Owner and who is not the spouse or descendent (by birth or adoption) of any such 10% Owner or a trust for the benefit of such 10% owner and/or other such persons.

“Intellectual Property Rights” mean all right, title and interest in and to all commercial know-how, discoveries, developments, concepts, designs, ideas, improvements, inventions, trade secrets and/or original works of authorship and work product, whether or not patentable, copyrightable or otherwise legally protectable.

“Interest(s)” or “Membership Interest(s)” or “Unit(s)” mean a membership interest(s) of the Company, including Class A Units and any other class or series of units or interests issued by the Company.

“IPO” means the offering of Interests of the Company for subscription by the general public on any exchange.

“Manager(s)” shall mean a Manager of the Board of the Company elected by the Members in compliance with the terms of the Articles, this Agreement and Nevada Law.

“Members” means, collectively, PEDCO, MIEJ, and any other holder of Units of the Company from time to time.

 “Nevada” means the State of Nevada, United States of America.

“Nevada Law” means all State of Nevada laws, statutes, orders, policies, licenses, permits, clearances, approvals, regulations, rules of and agreements with any State of Nevada governmental instrumentality and interpretations thereof having jurisdiction over the matter in question.

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Person” means any individual, general or limited partnership, corporation, limited liability company, executor, administrator or estate, association, trustee or trust or other entity.

“PRC” means the People’s Republic of China.

“Project” and “Projects” shall mean such petroleum resource due diligence, exploration, development, operation and service projects as undertaken by the Company.

“Sale of the Company” means the sale of the Company to an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (i) Interests of the Company possessing the voting power to elect a majority of the Company’s Managers (whether by merger, consolidation or sale or transfer of the Company’s Interests) or (ii) all or substantially all of the Company’s assets as determined on a consolidated basis.

 “Senior Officer” means the chief executive officer, chief operating officer, president or any executive vice president of the Parties.

“Transfer” means any sale, assignment, transfer or other disposition (whether voluntarily, involuntarily or by operation of law).

“Unitholder(s)” or “Member(s)” means any holder of Units of the Company.

“Unitholder Interest” means with respect to each Member, the interest of such Member in the Company derived by dividing the total number of Units registered in the name of such Member by the total outstanding Units, on an as-converted basis.

“U.S.” or “United States of America” means that sovereign nation encompassed within the territorial boundaries of the United States of America.

“US$” means the lawful currency of the United States of America.

“White Hawk” and the “Company” shall have the meanings set forth in the introductory paragraph to this Agreement.

Section 1.2  Principles of Construction.

(a)    Any document expressed to be in “agreed form” means a document in or substantially in the form approved by, and signed for identification purposes by or on behalf of, all the Parties.

(b)   The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)   The words “include,” “including” and “among other things” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of similar import.

(d)   Unless the context clearly requires otherwise, “or” is not exclusive.

(e)   All references herein to a Party’s “knowledge” shall mean, with respect to the matter in question, if such Party (or any of the executive officers of such Party) has, or would reasonably be expected to have, after conducting a reasonable investigation, actual knowledge of the matter.

(f)   Any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement.

(g)   References to the Preamble, Recitals, Clauses and Schedules are to the preamble, recitals and clauses of and schedules to this Agreement.

(h)   The headings are for convenience only and shall not affect the interpretation hereof.

(i)   Unless the context otherwise requires or permits, references to the singular number shall include references to the plural number and vice versa and references to natural persons shall include bodies corporate.

(j)   This Agreement is the result of negotiations between, and has been reviewed by, the respective Parties.  Accordingly, this Agreement shall be deemed to be the product of all Parties thereto, and there shall be no presumption that an ambiguity should be construed in favor of or against any of the Members or the Company, as the case may be, thereto solely as a result of such Party’s actual or alleged role in the drafting of any such agreement.

(k)   Any reference in this Agreement to a transaction agreement shall include any schedules and exhibits attached to it and shall include that transaction agreement as amended, modified or supplemented from time to time and any document which amends, modifies or supplements that transaction agreement.

Article 2
Organizational Matters

Section 2.1   Formation.

The Members hereby ratify and approve the Articles and approve this Agreement as the Company’s operating agreement.

Section 2.2   Name.

The name of the Company shall be White Hawk Petroleum, LLC, as set forth in the Articles, and the business of the Company shall be conducted under such name or, subject to compliance with applicable law, any other name that the Managers deem appropriate.  The Managers shall file on the Company’s behalf all fictitious name certificates and similar filings that the Managers consider necessary or advisable.

Section 2.3   Term.

The term of the Company commenced as of the date of the filing of the Articles and, unless sooner terminated under Section 12.1 or as otherwise provided by law, shall continue until the date specified in the Articles.

Section 2.4   Office and Agent.

The Company shall continuously maintain a registered agent in the State of Nevada.  The registered agent shall be as stated in the Articles or as otherwise determined by the Managing Member.

Section 2.5   Principal Place of Business; Other Offices.

The principal place of business of the Company shall be 4125 Blackhawk Plaza Circle, Suite 201A, Danville, CA 94506. The Managers may change the Company’s principal place of business and may establish on the Company’s behalf such additional places of business as they may determine.

Section 2.6   Purpose and Business of the Company.

The purpose and business of the Company shall be to engage in any lawful act or activity for which a limited liability company may be formed under Nevada law, including to conduct the Business.

Article 3
Ownership Interests and Capital Contributions

Section 3.1   Units and Classes of Units.

The ownership interests in the Company shall be reflected as Units of which there shall be one class, Class A Units, which shall be issued to the initial Members (the “Class A Members”).  The additional characteristics of the Class A Units shall be as described in this Agreement.  References in this Agreement to Units shall refer to Units regardless of class; and references to a “Unitholder” or “Unitholders” shall include any or all owners of Units.

Section 3.2   Capital Contributions; Issuance of Units.

Previously or concurrently with the effective date of this Agreement, the initial Members, also called the Class A Members, have each contributed to the Company the amount of cash, property or other consideration set forth opposite such Class A Member’s name on Exhibit A hereto.

Section 3.3   No Return of Capital Contributions; No Interest.

Except as otherwise provided in this Agreement, no Member shall be entitled to demand or receive the return of all or any portion of such Member’s capital contribution or to be paid interest in respect of either its capital account or capital contribution.  No Member shall have any right to receive property other than cash.

Section 3.4   Capital Accounts.

The Company shall maintain a separate Capital Account for each Unitholder according to the rules of Treasury Regulation Section 1.704-1(b)(2)(iv).  For this purpose, the Company may, upon the occurrence of the events specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such regulation and Treasury Regulation Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property.

Section 3.5   No Obligation to Restore Deficits.

No Member or Unitholder shall have any liability or obligation to the Company, the Members or other Unitholders or any creditor of the Company to restore at any time any deficit balance in such Member’s or Unitholder’s Capital Account.

Section 3.6   Units as Profits Interests.

The Class A Units issued to the initial Members, insofar as they differ in participation in profit from the relative capital contributed in exchange therefor, may be treated in part as “profits interests” under IRS Revenue Procedure 93-27 and IRS Revenue Procedure 2001-43 and the provisions of this Agreement shall be interpreted and applied consistently therewith.  Each Unitholder authorizes and directs the Company to elect to have the “Safe Harbor” described in the proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43 (the “Notice”) apply to any interest in the Company transferred to a service provider by the Company on or after the effective date of such Revenue Procedure in connection with services provided to the Company.  For purposes of making such Safe Harbor election, the Tax Matters Member (as defined below) is hereby designated as the “partner who has responsibility for federal income tax reporting” by the Company and, accordingly, execution of such Safe Harbor election by the Tax Matters Member constitutes execution of a “Safe Harbor Election” in accordance with Section 3.03(1) of the Notice.  The Company and each Unitholder hereby agree to comply with all requirements of the Safe Harbor described in the Notice, including, without limitation, the requirement that each Unitholder shall prepare and file all federal income tax returns reporting the income tax effects of each interest in the Company issued by the Company covered by the Safe Harbor in a manner consistent with the requirements of the Notice.

Article 4
Members; Transfer Of Membership Interests

Section 4.1    Initial Members.

The Members (those who have signed this Agreement) are hereby admitted to the Company.

Section 4.2   Limited Liability.

The Members shall have no personal liability or obligation under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of their status as Members.

Section 4.3   Transfer of Membership Interests.

A Member’s or Unitholder’s interest in the Company, including the Member’s economic interest, may not be transferred unless in accordance with the provisions of Article 5 below.  For purposes of this Section 4.3, a pledge of Units shall not be deemed a transfer.

Article 5
Restrictions on Transfers, Issuances, Repurchases or Other Changes in the Units

Section 5.1   General Restrictions.

From the Effective Date and until the date falling ten (10) years after the Effective Date, no Transfer of Units of the Company by any Unitholder shall be permitted; provided however that:

(a)             any Unitholder may Transfer Units to one (1) or more of its Affiliates in accordance with Clause 5.8 of this Agreement shall be permitted; and

(b)             any Transfer effected by any Unitholder in accordance with Clauses 5.2, 5.3 or 5.4  of this Agreement shall be permitted.

Section 5.2   Right of First Refusal.

(a)             Except for a Transfer in accordance with Clauses 5.1, 5.3, 5.4 or 5.8 of this Agreement, if at any time, any Unitholder (the “Offering Unitholder”) desires to Transfer all or part of its Units (the “Offered Units”) to a prospective transferee (a “Prospective Transferee”), the other Unitholder (the “Non-Offering Unitholder”) shall have the right of first refusal to purchase the Offered Units upon the terms and subject to the conditions hereinafter provided. Prior to any proposed transfer (a “Proposed Transfer”) of Offered Units, the Offering Unitholder shall deliver to the Non-Offering Unitholder (with a copy to the Company) a written irrevocable bona fide offer to sell the Offered Units to the Non-Offering Unitholder stating the number of Units to be sold, the price and terms thereof (which shall not include any warranties or indemnities (other than capacity and authority) from the transferee) and the identity of the Prospective Transferee (a “Transfer Notice”).

(b)            The Non-Offering Unitholder shall have a period of thirty (30) days after receipt of a Transfer Notice within which to elect to purchase any or all such Offered Units on the terms offered to the Prospective Transferee in the Transfer Notice, which election shall be made by an irrevocable written notice delivered by the electing Non-Offering Unitholder to the Offering Unitholder (with a copy to the Company and the Non-Offering Unitholder). The last day of such 30-day period is hereinafter referred to as the “Cut-Off Date”. Any new terms, conditions or price offered by the Offering Unitholder to the Non-Offering Unitholder during such 30-day period shall be set forth in a new Transfer Notice, which new Transfer Notice shall trigger a new 30-day period as provided above. Any election to purchase the Offered Units must be in accordance with the terms of the Transfer Notice then in effect and otherwise must be unconditional (except that such purchase may be subject to the prior receipt of statutory or regulatory approvals necessary to complete such purchase). The Non-Offering Unitholder that elects to purchase the Offered Units pursuant to this Clause 5.2(b) is hereinafter referred to as an “Electing Offeree.”

(c)             The consideration for such Offered Units shall be paid in full in cash, or in such other form as may be agreed between the Offering Unitholder and the Electing Offeree.

(d)            The completion of each such purchase shall take place on the thirtieth (30th) day after the Cut-Off Date, or if such a day is not a Business Day, then on the next such Business Day (the “Scheduled Completion Date”). The Scheduled Completion Date may be amended upon the mutual agreement of the Offering Unitholder and the Electing Offeree, and in any case shall be extended to the extent necessary in order to comply with applicable laws and regulations (including obtaining any necessary governmental approvals for the Transfer of such Offered Units). On or before the relevant Scheduled Completion Date, the Offering Unitholder shall surrender the certificate or certificates representing the Offered Units to be purchased on such Scheduled Completion Date to the Electing Offeree against payment in full of the consideration for such Offered Units in accordance with the provisions in this Clause 5.2.

(e)            Upon any election of the right to purchase such Offered Units by the Electing Offeree, the Offering Unitholder and such Electing Offeree shall use their reasonable best efforts to secure any approvals required in connection therewith.

(f)             Notwithstanding the foregoing, if the Non-Offering Unitholder has not exercised its right to purchase all the Offered Units by the end of the Cut-Off Date, then the Non-Offering Unitholder shall be deemed to have forfeited any right to purchase such Offered Units, and the Offering Unitholder shall be free to sell all, but not less than all, of the Offered Units to the Prospective Transferee substantially on the terms and conditions set forth in the Proposed Transfer Notice not later than the sixtieth (60th) day after the Cut-Off Date.

(g)             If the Electing Offeree fails to complete the purchase of all of the Offered Units on the Scheduled Completion Date in accordance with the terms of this Agreement and the applicable Transfer Notice and such failure is not remedied within seven (7) days of the Scheduled Completion Date, then the Offering Unitholder may sell all (but not less than all) of the Offered Units to the Prospective Transferee not later than the sixtieth (60th) day after the Scheduled Completion Date.

(h)            Any sale to a Prospective Transferee pursuant to either Clause 5.2(f) or Clause 5.2(g) shall be on terms and conditions (including, without limitation, the price per Unit) no more favorable to such Prospective Transferee than those set forth in the applicable Transfer Notice received by the Non-Offering Unitholder, and the Offering Unitholder must sell all of the Offered Units and not some only.

(i)              If all of the Offered Units are not sold to any Person within the 60-day period specified in Clause 5.2(f) or Clause 5.2(g), then the rights of the Non-Offering Unitholder under this Clause 5.2 shall be fully restored and reinstated as if such offer had never been made and the Offering Unitholder must again follow the procedures set forth in this Clause 5.2 prior to the sale of any of its Units to any Person, except for Transfers otherwise permitted by this Agreement.

Section 5.3   Tag-Along Right.

(a)             If at any time a Unitholder (a “Tag-Along Seller”) proposes to Transfer Units to a Prospective Transferee (other than as permitted under Clause 5.8) that, when the aggregated Offered Units are no less than 50% of the then total issued and outstanding Units of the Company, such Tag-Along Seller shall promptly give written notice to the Company and the other Unitholder (a “Tag-Along Notice”) at least thirty days prior to the completion of such Transfer and shall cause the Prospective Transferee to make an offer for the same number of the Offered Units of the other Unitholder (or all of such other Unitholder’s Units, if less) on the same terms and conditions of the Proposed Transfer (a “Tag-Along Offer”). The Tag-Along Notice shall describe in reasonable details the Proposed Transfer including without limitation the class and number of Units to be sold, the price per Unit and terms thereof and identity of the Prospective Transferee and attach a copy of the Tag-Along Offer.

(b)             The Non-Offering Unitholder shall have a period of thirty (30) days after receipt of a Tag-Along Offer within which to elect to sell up to the same number of the Offered Units of the Tag-Along Seller on the same terms offered by the Prospective Transferee in the Tag-Along Offer, which election shall be made by an irrevocable written notice delivered by the electing Non-Offering Unitholder to the Tag-Along Seller and Prospective Transferee (with a copy to the Company). The last day of such 30-day period is hereinafter referred to as the “Tag-Along Cut-Off Date”. Any new terms, conditions or price offered by the Prospective Transferee to the Tag-Along Seller during such 30-day period shall require a new Tag-Along Offer and Tag-Along Notice, which new Tag-Along Notice shall trigger a new 30-day period as provided above. Any election by the Non-Offering Unitholder to sell its Units to the Prospective Transferee must be in accordance with the terms of the Tag-Along Offer and Tag-Along Notice then in effect and otherwise must be unconditional (except that such purchase may be subject to the prior receipt of statutory or regulatory approvals necessary to complete such purchase). The Non-Offering Unitholder that elects to sell Units pursuant to this Clause 5.3(b) is hereinafter referred to as an Electing Tag-Along Offeree, and such Units shall also be deemed “Offered Units.”

(c)             The consideration for such Offered Units shall be paid in full in cash, or in such other form as may be agreed between the Prospective Transferee and the Electing Tag-Along Offeree.

(d)            The completion of each such sale by the Tag-Along Seller and the Electing Tag-Along Offeree shall take place on the thirtieth (30th) day after the Tag-Along Cut-Off Date, or if such a day is not a Business Day, then on the next such Business Day (the “Scheduled Tag-Along Completion Date”). The Scheduled Tag-Along Completion Date may be amended upon the mutual agreement of the Tag-Along Seller, the Electing Tag-Along Offeree, and the Prospective Transferee, and in any case shall be extended to the extent necessary in order to comply with applicable laws and regulations (including obtaining any necessary governmental approvals for the Transfer of such Offered Units). On or before the relevant Scheduled Tag-Along Completion Date, the Tag-Along Seller and the Electing Tag-Along Offeree shall surrender the certificate or certificates representing the Offered Units to be sold to the Prospective Transferee on such Scheduled Tag-Along Completion Date against payment in full of the consideration for such Offered Units in accordance with the provisions in this Clause 5.3.

(e)             Upon any election of the right to sell such Offered Units by the Electing Tag-Along Offeree, the Tag-Along Seller and such Electing Tag-Along Offeree shall use their reasonable best efforts to secure any approvals required in connection therewith.

(f)             Notwithstanding the foregoing, if the Non-Offering Unitholder has not exercised its right to sell Units by the end of the Tag-Along Cut-Off Date, then the Non-Offering Unitholder shall be deemed to have forfeited any right to sell such Units under this Clause 5.3 with respect to the transaction contemplated by the Tag-Along Notice, and the Tag-Along Seller shall be free to sell all, but not less than all, of the Offered Units to the Prospective Transferee substantially on the terms and conditions set forth in the Tag-Along Notice not later than the sixtieth (60th) day after the Tag-Along Cut-Off Date.

(g)            Any sale to a Prospective Transferee pursuant to Clause 5.3(f) shall be on terms and conditions (including, without limitation, the price per Unit) no more favorable to such Tag-Along Seller than those set forth in the applicable Tag-Along Notice received by the Non-Offering Unitholder, and the Tag-Along Seller must sell all of the Offered Units and not some only.

(h)             If all of the Offered Units are not sold to any Person within the 60-day period specified in Clause 5.3(f), then the rights of the Non-Offering Unitholder under this Clause 5.3 shall be fully restored and reinstated as if such offer had never been made and the Tag-Along Seller must again follow the procedures set forth in this Clause 5.3 prior to the sale of any of its Units to any Person, except for Transfers otherwise permitted by this Agreement.

Section 5.4   Drag-Along Rights.

The Unitholders hereby agree that they will vote in favor of, and grant any necessary consents or approvals and execute any agreements or instruments required to facilitate, a Sale of the Company, provided that such Sale of the Corporation is requested and approved by the holders of at least 75% of the outstanding Units (an “Approved Sale”).  If an Approved Sale is initiated, the Unitholders hereby agree to vote all of their Units in favor thereof, and if such Approved Sale is structured as a sale of securities, such holders agree to sell their Units of the Company in connection therewith.  Such holders shall take all other necessary and desirable actions in connection with the consummation of the Approved Sale.

Section 5.5   Attempted Transfers Void.

Except as provided in this Article 5, no Transfer or attempted Transfer of the Units of any Unitholder, whether by absolute or by collateral assignment or otherwise, whether by gift or for valuable consideration, and no matter how conditioned, shall in any manner be effective or binding upon the other Unitholders or the Company, unless made in full compliance with the terms hereof.

Section 5.6   After-Acquired Units.

Whenever any Unitholder who is a party to this Agreement acquires additional Units, such Units so acquired shall be subject to all of the terms and provisions of this Agreement.

Section 5.7   Deed of Adherence.

No transfer of Units by any selling Party to any third party shall be entered into the Company’s register of Unit transfers and all Parties shall procure that unless such third party has first entered into a deed of adherence with all parties hereto other than the selling Party pursuant to which such third party shall agree, inter alia, to be bound by all the restrictions of, and discharge all duties and obligations as set out in this Agreement as if it were an original party hereto.  Such deed of adherence shall be in such form at such other parties shall reasonably require.

Section 5.8   Exempt Transfer.

(a)             Notwithstanding anything to the contrary herein, the foregoing provisions of this Article 5 shall not apply to a Transfer by a Unitholder of all or part of its Units to an Affiliate, provided, however, that any such Transfer shall be in accordance with each of the following terms:

(i)    Such Unitholder shall provide written notice of such Transfer to each other Unitholder;

(ii)    The transferee to whom the Unitholder Transfers its Units shall execute and deliver to each other Unitholder and the Company a deed of adherence to this Agreement, in form and substance reasonably satisfactory to the Company, indicating such transferee’s agreement to be bound by the terms and conditions of this Agreement as a Party and a Unitholder hereunder in the same manner as the Transferring Unitholder and be entitled to the same right to the same extent and in the same manner as the Transferring Unitholder;

(iii)    such Unitholder shall remain bound by its obligations under this Agreement; and

(iv)    if any such transferee Affiliate shall cease to be an Affiliate of such Unitholder, any Units held by such transferee shall be promptly retransferred to such Unitholder or transferred to another of such Unitholder’s Affiliates.

(b)             Notwithstanding anything to the contrary herein, the provisions of this Article 5 shall not apply to (i) the sale of Units pursuant to an IPO or (ii) any Transfer after the expiration of a customary lock up period of an IPO.

Article 6
Meetings of Unitholders

Section 6.1   General Meeting.

A General Meeting of the Unitholders of the Company (the “Annual General Meeting”) shall be held once in every calendar year and not later than fifteen (15) months after the holding of the last preceding Annual General Meeting.

Section 6.2   Extraordinary Meetings.

Extraordinary meetings of the Unitholders of the Company shall be held upon the request of the Chairman, any PEDCO Manager, or any MIEJ Manager (or as otherwise required pursuant to the provisions of applicable law) upon at least fourteen (14) days written notice (containing the agenda, date, time and place of the meeting) to all Unitholders of the Company, provided, however, that if any Reserved Matter (as defined below) is to be voted on in any extraordinary meetings, the notice for such meeting shall specify such Reserved Matter separately from other matters and shall be held at such time and place designated in such notice, with attendance in person or by telephone or by proxy or corporate representative; provided, however, that, subject to applicable law, such fourteen (14) day notice requirement may be waived by Unitholders of the Company having an aggregate Unitholder Interest of not less than ninety percent (90%) in a particular case.  Any notice period referred to above shall exclude both the day on which the notice is served or deemed to be served and the day for which the notice is given.

Section 6.3   Quorum.

The quorum for any meeting of the Unitholders of the Company shall be Unitholders of the Company whose aggregate Unitholder Interest is not less than seventy-five percent (75%) present personally or by duly appointed proxy, attorney or representative.  If within half an hour of the time appointed for the meeting no quorum is present, the meeting shall be adjourned to the same day one (1) week later at the same time and place or to such other day or time as the Chairman may designate upon at least five (5) days’ written notice to all of the Unitholders of the Company.  If at the adjourned meeting no quorum is present within half an hour from the time appointed for the meeting, Unitholders of the Company whose Unitholder Interest is not less than seventy-five percent (75%) present or represented at such meeting shall constitute a quorum; provided, however, that no action or decision shall be taken on any matter not specified in the agenda of the meeting when it was first called.

Section 6.4   Unitholder Approval.

(a) All the Reserved Matters shall be subject to the approval of the Unitholders of the Company.

(b) Except as required by applicable law or otherwise provided in this Agreement, any action by the Unitholders of the Company at any General Meeting or extraordinary meeting shall require the approval of Unitholders of the Company having an aggregate Unitholder Interest of more than fifty percent (50%) present and voting at a validly held meeting; provided, however, that any Reserved Matter shall require the approval of Unitholders of the Company have an aggregate Unitholder Interest of ninety percent (90%) and voting at a validly held meeting.

Section 6.5   Written Resolution.

Except as otherwise required by applicable law, a resolution in writing (circulated to all the Unitholders of the Company) approved and signed by all the Unitholders of the Company shall be valid and effectual as if it had been a resolution passed at a meeting of the Unitholders of the Company duly convened and held.

Section 6.6   Chairman.

The Chairman of the Board for the time being shall also preside as chairman at any General Meeting.  If the Chairman of the Board is absent at any General Meeting, a Manager shall act as the chairman.

Section 6.7   Reserved Matters.

For purposes of this Agreement, “Reserved Matters” requiring the approval of Unitholders of the Company holding an aggregate Unitholder Interest of ninety percent (90%) are as follows:

(a)             issuing new equity capital or securities convertible into new equity capital;

(b)             merging or consolidating with or into any other company, or reconstructing or amalgamating its business or promoting or taking any steps to effect its winding up or passing of any resolution to liquidate it or applying to any court of competent jurisdiction for an order to convene a meeting of creditors or any class of creditors or members or any class of members or to sanction any such compromise or arrangement;

(c)             acquiring another business entity, joint venture, partnership or investment in other companies;

(d)             commencing or acquiring any new line of business which does not fall within or is not ancillary to a Project or Projects;

(e)             repurchasing or redemption of any securities or debt (except to the extent such debt is due in accordance with its terms and conditions and/or such debt is due for the retirement of any redeemable preferred Units issued by the Company);

(g)             amending its Articles;

(h)             changing the size of the Board from two (2) members;

(j)             creating, allotting or issuing or agreeing to create, allot or issue any Units or Interests of the Company or granting or agreeing to grant any option over or right to acquire any additional Units or Interests or purchasing or redeeming any Units or Interests;

(k)             consolidating, subdividing or converting any of the Company’s Units or Interests;
(l)              passing any resolution the result of which would be the winding up of the Company, or the Company going into liquidation or receivership save as otherwise expressly provided in this Agreement; make any composition or arrangement with its creditors;

(m)            issuing any debentures or other securities convertible into Units or debentures or Interests; and

(n)             offering the Units, Interests or securities of the Company for subscription by the general public by IPO on any exchange.

Article 7
Company Management

Section 7.1   Board of Managers.

(a)           The number of Managers holding office at any one time shall be two (2), unless otherwise agreed by all of the Unitholders. So long as the Company is not listed on any stock exchange, the Board shall be comprised of members nominated by the Unitholders whereby the number of nominated Managers by each Unitholder shall be as nearly as practicable in proportion to such Unitholder’s Unitholder Interest (for which purposes a Unitholder may aggregate the Unitholder Interests of some or all of its Affiliates provided those Affiliates do not also exercise their nomination rights) provided that any Manager nominated by a Unitholder shall have acceptable qualifications to serve on the Board and provided further that:

(i)   As long as PEDCO and its Affiliates shall have an aggregate Unitholder Interest of at least fifty (50%), PEDCO may appoint one (1) Manager (the  “PEDCO Manager”); and

(ii)  So long as MIEJ and its Affiliates shall have an aggregate Unitholder Interest of at least fifty percent 50%, MIEJ may appoint one (1) Manager  (each a “MIEJ Manager”).

(b)            The Chairman of the Board shall be the MIEJ Manager, as designated by MIEJ. The Chairman shall chair all meetings of the Board.

(c)             In the event of the resignation, death, removal or disqualification of a Manager selected as set forth above, the appropriate designating Party or Parties shall promptly nominate a new Manager, and, after written notice of the nomination has been given by such designating Party or Parties to the other parties, each Unitholder shall vote its Units to elect such nominee to the Board, if and as required.

(d)            The appropriate designating Party or Parties may specify that the Manager elected by it shall be removed at any time and from time to time, with or without cause (subject to applicable Nevada Law, this Agreement, and the Articles), in such Party or Parties’ sole discretion.  After written notice to each of the Parties of the new nominee to replace a removed Manager, each Unitholder shall promptly vote its Units to remove the Manager in question and to replace such Manager with the nominee of the Party entitled to designate such Manager.

(e)            Appointment of Managers.  In the event of the appointment of a Manager nominated in accordance with this clause, the Unitholders shall vote their Units to cause the appointment to the Board of the Manager so designated for appointment by the appropriate Unitholder.

(f)   Frequency of meetings; Notice.  Except as otherwise provided in this Agreement, the Board shall hold a regular meeting at least once each calendar quarter at a location the Board shall determine.  The date, time and location of any such regular meeting shall be established by the Board and notified to each Manager in writing at least fourteen (14) days in advance.  Special meetings of the Board shall be held upon the request of the Chairman or any Manager upon at least two (2) Business Days’ written notice (containing the agenda, date, time and place of the meeting) to the Managers and shall be held at such time and place designated in such notice.

(g)   Quorum.  The quorum for any meeting of the Board shall be a majority of the Managers, each Manager present personally or by his alternate. If within half an hour of the time appointed for the meeting no quorum is present, the meeting shall be adjourned to the same day one (1) week later at the same time and place or to such other day or time as the Chairman may designate upon at least two (2) days’ written notice to all of the Managers (the “Adjourned Meeting”).  If at the Adjourned Meeting no quorum is present within half an hour from the time appointed for the meeting, any two (2) Managers present at such meeting shall constitute a quorum; provided, however, that no action or decision shall be taken on any matter not specified in the agenda of the meeting when it was first called.

(h)   Conference Meetings.  Meetings of the Managers held by means of a telephone conference which enables all persons participating in the meeting to hear each other at the same time and to communicate with each other shall be valid as if they were attended by all Managers in person.  Such participation by any Manager shall constitute presence in person at the meeting by such Manager.  All meetings of the Managers shall enable Managers to participate by means of telephone conference.

(i)   Board Approvals.

(i)   Except as otherwise provided in, or delegated in accordance with, this Agreement or required by applicable law, all matters requiring the approval of the Board shall be subject to the approval of a majority of the Managers present and voting at a duly convened meeting.

(ii)  Each Manager shall have one (1) vote and no Manager shall have a casting vote.

(j) Written Resolution.  The Board may take action by written resolution signed and approved by all of the Managers in lieu of holding a meeting.  Such written resolution may be signed in counterparts.

Section 7.2   Officers and Employees.

(a)             Both PEDCO Manager and MIEJ Managers are entitled to nominate corporate officers of the Company, subject to approval by the Board.  Any officer so expressly designated shall have such authority and perform such duties as the Board may, from time to time, delegate to such officer.

(b)             Subject to the approval rights described herein, the business and affairs of the Company shall be managed exclusively under the direction of the Board, by or under the direction of one or more officers pursuant to expressly delegated authority from the Board.  The power to act for or to bind the Company shall be vested exclusively in such officers of the Company, subject to the Board’s authority to delegate powers and duties to officers, as set forth herein.  Subject to the foregoing, the officers shall have the power and authority to execute and deliver contracts, instruments, filings, notices, certificates, and other documents of whatsoever nature on behalf of the Company.  The officers of the Company shall have power and authority, as expressly delegated to them by the Board of Managers of the Company to cause the Company to hire employees, including officers appointed by the Board of Managers, as such officers deem necessary and to cause the Company to pay such employees as such officers deem fit, in their reasonable discretion.

Article 8
Allocation Of Profit, Loss And Distributions

Section 8.1   Allocations.

Subject to Sections 8.4-8.7, Company profit shall first be allocated to the Unitholders, pro rata, in accordance with the prior allocation of Company loss and to the extent thereof; and thereafter such profit shall be allocated to the Unitholders, pro rata, in accordance with their ownership of Units.

Section 8.2   Company Loss.

Company loss shall be allocated to the Unitholders, pro rata, in accordance with their positive Capital Account balances and to the extent thereof; and thereafter such loss shall be allocated to the Unitholders, pro rata, in accordance with their ownership of Units.

Section 8.3   Distributions.

Subject to any restrictions under applicable law, the Company may make distributions of money or property at least annually or at such other times and in such amounts as the Managers may determine.  Such distributions, other than liquidating distributions, shall be made to Unitholders, pro rata, in accordance with their ownership of Units.   Liquidating distributions shall be made to the Unitholders, pro rata, in accordance with their  positive capital account balances after all allocations of profit and loss are made.

Section 8.4   Company Non-Recourse Deductions.

Any Company non-recourse deductions (as defined in Treasury Regulations Section 1.704-2(1)) for any taxable year or other period shall be specially allocated to the Members in accordance with their respective interests in profit.

Section 8.5   Member Non-recourse Deductions.

Member non-recourse deductions shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member non-recourse debt in accordance with Treasury Regulations Section 1.704-2.

Section 8.6   Minimum Gain.

Notwithstanding any other provision of this Article 8, if there is a net decrease in Company non-recourse debt or Member non-recourse debt, minimum gain shall be determined in accordance with the principles of Treasury Regulations Sections 1.704-2 and 1.704-2, and each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to the Member’s respective share of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2.  The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2.

Section 8.7   Section 704 Allocations.

In the event that the fair market value of an item of Company property differs from its tax basis, allocations of depreciation and amortization, gain and loss with respect to such property will be made for tax purposes in a manner that takes account of the variation between the tax basis and the fair market value of such property in accordance with the Internal Revenue Code Section 704 and Treasury Regulations Section 1.704-1(4).

Article 9
Certain Additional Covenants

Section 9.1   Funding of the Company.

As a means to finance the operations of the Company without contributing to, changing or otherwise affecting the Unit capital of the Company, the Unitholders and the Board, via majority approval, respectively, may require the Unitholders to provide intercompany loans to the Company from time to time in amounts proportionate to each Unitholder’s Unitholder Interest (each, a “Cash Call”). The terms and conditions of each Cash Call and related intercompany loans must be unanimously approved by the Unitholders and the Board.  The Chairman shall propose the due dates for payment of Cash Calls and purposes of use of respective Cash Calls, including funding the Company’s operations and the general administrative expenses of the Company.

Section 9.2   Right of Participation on Sole-Risk and Acquisition Opportunities in Contract Area.

In the event a Party (a “Presenting Party”) receives an offer to either (i) sole risk a well(s) in the Contract Area or (ii) acquire additional interests in the Contract Area, such Presenting Party shall present such offer to the Board for its consideration prior to accepting such offer.  The Board shall have fifteen (15) days to decide whether to pursue the opportunity, which decision must be approved by the Manager designated by the non-Presenting Party.  If the Board elects not to accept such offer, the Presenting Party may proceed to accept the offer and develop the opportunity independently via a farm-in or other arrangements, with the Parties agreeing to enter into such documentation as reasonably necessary to allocate the costs, benefits and burdens with respect to the Presenting Party’s pursuit of such opportunity on a sole-risk basis, and with appropriate customary indemnifications and releases from liability from the Presenting Party the Company and the other Party as are reasonably agreed upon by the Company and the Parties.  The Board’s failure to pursue any opportunity shall not limit each Party’s obligation to offer future opportunities under this Section to the Board thereafter.

Section 9.3   Observance of Laws.

Each Unitholder and the Company shall comply with and shall cause its Affiliates to comply with all applicable Nevada Law or other applicable laws, rules, or regulations of any other jurisdiction that are or may be applicable to the Company’s business and the Unitholders’ and their Affiliates’ activities in connection with the Company or a Project.  Each of the Unitholders shall use reasonable efforts to obtain all regulatory approvals that are necessary for it to perform its obligations under this Agreement.  the Company shall use reasonable efforts to obtain all other Governmental Approvals necessary to effect each of the transactions contemplated herein.

Article 10
Representations, Warranties and Acknowledgments of the Unitholders

Section 10.1Representations and Warranties of Unitholders.

Each Unitholder hereby represents and warrants to the Company and the other Unitholders as of the date hereof as follows:

(a)             If such Unitholder is an entity, such Unitholder is duly organized and validly existing in good standing under the laws of the jurisdiction of its creation and has all requisite power and authority, corporate or otherwise, to enter into and to perform its obligations hereunder and to carry out the terms hereof and the transactions contemplated hereby.

(b)            The execution, delivery and performance of this Agreement by such Unitholder have been duly authorized by all necessary action on the part of such Unitholder and do not require any approval or consent of any holder (or any trustee for any holder) of any indebtedness or other obligation of such Unitholder.

(c)             This Agreement has been duly executed and delivered on behalf of such Unitholder by an appropriate officer of such Unitholder and constitutes the legal, valid and binding obligation of such Unitholder, enforceable against it in accordance with its terms, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by general principles of equity.

(d)            There is no legislation, action, suit, proceeding or investigation pending or, to the best of such Unitholder’s knowledge, threatened, before or by any court, administrative agency, environmental council, arbitrator or governmental authority, body or agency which could reasonably be expected to materially and adversely affect the performance by such Unitholder of its obligations hereunder or which questions the validity, binding effect or enforceability hereof, any action taken or to be taken by such  Unitholder pursuant hereto or any of the transactions contemplated hereby.

(e)            The execution, delivery and performance by such Unitholder of this Agreement and the consummation of the transactions contemplated hereby and thereby, including the incurrence by such Unitholder of its financial obligations hereunder and thereunder, will not result in any violation of any term of its constituent documents, or its Articles, as the case may be, or any material contract or agreement applicable to it, or of any license, permit, franchise, judgment, writ, injunction or regulation, decree, order, charter, law, ordinance, rule or regulation applicable to it, including any loan agreements executed with the banks/other creditors, or any of its properties or to any obligations incurred by it or by which it or any of its properties or obligations are bound or affected, or of any determination or award of any arbitrator applicable to it, and will not conflict with, or cause a breach of, or default under, any such term or result in the creation of any lien upon any of its properties or assets.

(f)             All third party consents and approvals including banks/other creditors approval(s) required for the execution, delivery and performance if this Agreement have been obtained to the satisfaction of each other and no other consent, approval, order or authorization of, or registration, declaration or filing with, or giving of notice to, obtaining of any license or permit from, or taking of any other action with respect to, any central, state or local government or public body, authority or agency or banks/other creditors is required in connection with the valid authorization, execution, delivery and performance by such Unitholder of this Agreement or the consummation of any of the transactions contemplated hereby.

Section 10.2Investment Intent.

Each Unitholder hereby represents and warrants to the Company and the other Unitholders that such Unitholder has acquired its Units for such Unitholder’s own account, for investment purposes only and not with a view to the distribution or resale thereof, in whole or in part, and agrees that it will not Transfer, or offer to Transfer, all or any portion of its Units in any manner that would violate, or cause the Company to violate, this Agreement or any applicable securities laws.

Section 10.3Unregistered Securities.

Each Unitholder hereby acknowledges that such Unitholder is aware that the Units (and the offering, issuance and sale thereof to such Unitholder) have not been listed with any stock exchanges under any applicable securities laws.  Each Unitholder further acknowledges that the Company will not, and has no obligation to, recognize any Transfer of all or any part of Units to any Person except in accordance with this Agreement.

Article 11
Confidentiality; License

Section 11.1Obligation to Maintain Confidentiality.

With respect to each Unitholder and their respective Affiliates, except to the extent necessary for the exercise of its rights and remedies and the performance of its obligations under this Agreement, such Unitholder will not itself use or intentionally disclose (and will not permit the use or disclosure by any of its Affiliates or its advisors, counsel and public accountants (collectively, “Advisors”)) of, directly or indirectly, any the Company documents or this Agreement or information furnished thereunder (the “Confidential Information”), and will use all reasonable efforts to have all such Confidential Information kept confidential (consistent with its own practices) and not used in any way known to such Unitholder to be detrimental to any of the other Parties; provided, that (i) any such Unitholder, its Affiliates and its advisors may use, retain and disclose any such Confidential Information to its special counsel and public accountants or any Governmental Authority, including the U.S. Securities and Exchange Commission in such public filings as required under applicable law or advised by counsel to be disclosed therein, (ii) any such Unitholder, its Affiliates and its advisors may use, retain and disclose any such Confidential Information that has been publicly disclosed (other than by such Unitholder, its Affiliates or any of its advisors in breach of this Section) or has rightfully come into the possession of such Unitholder thereof or any of its Affiliates or advisors other than from another Unitholder or a Person acting on such other Unitholder’s behalf, (iii) to the extent that any such Unitholder, its Affiliates or its advisors may have received a subpoena or other written demand under color of legal right for such information, such Unitholder, its Affiliates or advisors may disclose such information, but such Unitholder will first, as soon as practicable upon receipt of such demand and unless otherwise prohibited by applicable Law, furnish a copy thereof to the other Parties and, if practicable so long as such Unitholder, its Affiliates or advisors will not be in violation of such subpoena or demand or likely to become liable to any penalty or sanctions thereunder, afford the other Parties reasonable opportunity, at such other Parties’ cost and expense, to obtain a protective order or other reasonably satisfactory assurance of confidential treatment for the information required to be disclosed, (iv) disclosures to lenders, potential lenders, investors, potential investors, strategic partners or acquirers, or potential strategic partners or acquirers, or other Persons providing financing to the Company or PEDCO, if such Persons have agreed to abide by the terms of this Section, (v) any such Unitholder, its Affiliates and its advisors may disclose any such information, and make such filings, as may be required by this Agreement or applicable law, including, but not limited to, U.S. securities laws, and (vi) nothing in this Section will prevent any such Unitholder from using such information for its own internal purposes.  Notwithstanding anything herein to the contrary, a Unitholder may disclose information to its Affiliates and other advisors in accordance with this Agreement if such Persons have agreed to the terms of this Section.

Section 11.2 Return of Confidential Information.

The receiving Unitholder shall immediately destroy or return all tangible and, to the extent practicable, intangible material in its possession or control embodying the disclosing Unitholder’s Confidential Information (in any form and including, without limitation, all summaries, copies and excerpts of Confidential Information) upon the earlier of (a) the completion or termination of the dealings between the Parties or (b) such time as the disclosing Unitholder may so request and shall not thereafter be retained in any form by receiving Unitholder, except that notwithstanding the above, one copy may be retained by receiving Unitholder to show compliance with the terms of this Agreement or for regulatory compliance purposes.

Section 11.3 Compliance with Securities Laws.

The Parties hereby acknowledge that they are aware of the U.S. securities laws that prohibit any person who has material non-public information about a company from purchasing or selling, directly or indirectly, any securities of such company (including entering into hedge transactions involving such securities), or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.  Each Party agrees that it will not use or permit any third party to use, and that it will use reasonable best efforts to assure that none of its representatives will use or permit to use, any Confidential Information in contravention of U.S. securities laws.

Section 11.4  License.

The Company hereby grants to each of PEDCO and MIEJ, and each of their respective Affiliates, a nonexclusive, royalty-free, fully paid-up, irrevocable, worldwide license, with no right to grant or authorize sublicenses except to Affiliates thereof, to use (but not sell or offer to sell) all Intellectual Property Rights of the Company for the duration set forth in Section 11.6 below (the “License”).

Section 11.5Survival.

The restrictions contained in Sections 11.1 through 11.4 will survive the termination or expiration of this Agreement for a period of six (6) years from the date of such termination or expiration, and the License contained in Section 11.5 shall survive with respect to each of PEDCO and MIEJ, respectively, following termination or expiration of this Agreement until the earlier to occur of (i) the date that such Unitholder is no longer a Unitholder of the Company, or (ii) the date that the Company has an IPO.

Article 12
Term and Termination

Section 12.1 Term.

This Agreement shall remain in full force and effect for so long as any of the Unitholders continue to own Units of the Company or as otherwise terminated earlier pursuant to Section 9.2.

Section 12.2 Termination.

This Agreement shall terminate

(a)           upon the written agreement of the Unitholders;

(b)           upon the dissolution and winding up of the Company pursuant to this Agreement;

(c)           upon the consummation of an IPO;

(d)           upon a Sale of the Company; or

(e)           with respect to any Unitholder, if such Unitholder and its Affiliates no longer own any Units.

Except as otherwise provided herein or as may be agreed by the Parties, no termination of this Agreement shall release any Unitholder from any liability to any other Unitholder which at the time of such termination has already accrued, nor affect in any way the survival of any right, duty or obligation of any Unitholder which is expressly stated elsewhere in this Agreement to survive the termination hereof.

Article 13
Accounting, Records, Reporting, Company Expenses

Section 13.1  Books and Records; Fiscal Year.

The books and records of the Company shall be kept in accordance with the accounting method followed by the Company for federal income tax purposes.  The Company shall maintain at its registered office those books and records as required by law. The fiscal year of the Company shall be the calendar year.

Section 13.2  Bank Accounts.

The Company shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company.  The executive officers and Managers of the Company shall be authorized to draw funds out of any Company bank account.

Section 13.3  Financial Information.

The Company shall cause to be filed all required reports and documents with any governmental agency.  The Company shall cause to be prepared information concerning the Company’s operations as soon as practicable after the end of the Company’s fiscal year. The Company shall send or cause to be sent to each Unitholder within ninety (90) days after the end of each taxable year state and federal schedules K-1 (such information as is necessary to complete the Unitholder’s federal and state income tax or information returns) and a copy of the Company’s federal, state, and local income tax or information returns for the year.

Section 13.4  Tax Matters Member.

The PEDCO contact person specified in Article 18.2 (the “Tax Matters Member”) shall be the initial Tax Matters Member as defined under the Internal Revenue Code and in any similar capacity under state or local law. Any successor to the Tax Matters Member shall be selected by the Managers. The Tax Matters Member agrees to promptly notify the other Members upon the receipt of any correspondence from any federal, state or local tax authorities relating to any examination of the Company’s affairs.  The Tax Matters Member shall manage all audits or other tax proceedings of the Company and shall keep the Members informed with respect to such proceedings.  The Tax Matters Member may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as the Tax Matters Member may deem necessary in the course of fulfilling his obligations as Tax Matters Member.

Section 13.5  Company Expenses.

In addition to the expenses and costs of operating the Business, Company expenses shall also include professional fees in connection with the accounting and legal aspects of preparing, documenting and distributing the financial and tax information described in this Article 13, other costs directly connected with the foregoing, and the costs of preparation and filing of forms, returns and documents with governmental agencies, and the maintenance of proper books and records.

Article 14
Dissolution And Winding Up

Section 14.1  Conditions of Dissolution.

The Company shall dissolve at such time or upon the occurrence of any of the following events:

(a)  the sale or other disposition of all or substantially all the property and assets of Company;

(b)  the determination of a majority in Interest of the Members at any time to dissolve the Company;

(c)  the determination of the Managing Member that it is in the best interests of the Members to dissolve the Company; or

(d)  the entry of a judgment of dissolution.

Section 14.2  Winding Up.

Upon dissolution, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating or distributing its assets, and satisfying the claims of its creditors.  The Managing Members shall be responsible for overseeing the winding up of the Company.

Section 14.3  Liabilities Upon Dissolution, Notices and Filings.

After determining that all the known debts and liabilities of the Company in the process of winding up have been paid or adequately provided for, the remaining assets shall be distributed to the Members as provided in Article 8 and appropriate notices and filings shall be made by the Members.

Article 15
Indemnification; Liability Of Members

Section 15.1  Indemnification.

The Company shall indemnify the Members, including the Managers, to the full extent permissible under Nevada law.

Section 15.2  Limitation of Liability.

Except as otherwise provided herein or in any agreement entered into by such person and the Company and to the maximum extent permitted by Nevada law, no present or former Manager nor any such person’s affiliates, employees, agents or representatives shall be liable to the Company or to any Member for any act or omission performed or omitted by such person in his or her capacity as Manager,  provided that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to such person’s willful misconduct or knowing violation of law as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not subject to appeal or with respect to which the time for appeal has expired and no appeal has been perfected).  The Managers shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by a Manager in good faith reliance on such advice shall in no event subject a Manager or any of such person’s affiliates, employees, agents or representatives to liability to the Company or any Member.

Section 15.3  Insurance.

The Company shall have the power to purchase and maintain insurance on behalf of the Members or any person who is or was an agent of the Company against any liability asserted against such person arising out of such person’s status as an agent, whether or not the Company would have the power to indemnify such person against such liability under law.

Article 16
Conversion To Corporation

Section 16.1  Approval.

If the Managers approve an IPO with respect to the Company or otherwise approves the conversion of the Company from a limited liability company to a corporation or other limited liability entity (whether or not in connection with an IPO) each Member and Unitholder hereby consents to such public offering or conversion and shall vote for (to the extent it has any voting rights) and raise no objections against such public offering or conversion, and each Member and Unitholder shall take all reasonable actions in connection with the consummation of such public offering or conversion as determined by the Managers.

Section 16.2  Required Actions.

The Company shall, at the request of the Managers and the approval of the Members, effect a conversion to corporate or other limited liability form and, in connection therewith, the Members and the Unitholders shall, at the request and under the direction of the Managers, take all actions necessary or desirable to effect such conversion (including, without limitation, whether by conversion to a subchapter C corporation, merger or consolidation into any entity, recapitalization or otherwise), giving effect to the same economic and corporate governance provisions contained herein after taking into consideration the structure of the Company and its securities (a “Corporate Conversion”).  In connection with a Corporate Conversion, the rights and preferences and vesting conditions, if any, with respect to Units shall be preserved insofar as possible.

Article 17
Dispute Resolution

Section 17.1  Initial Procedure.

The Parties will attempt, in good faith, to resolve or cure all disputes and claims (including any claimed breaches of this Agreement) (each a “Dispute”)) through the Unitholders before initiating any legal action or attempting to enforce any rights or remedies under this Agreement (including termination), at law or in equity (regardless of whether this Article is referenced in the provision of this Agreement which is the basis for any such dispute).  If any Unitholder believes that a Dispute under this Agreement has arisen, such Unitholder will give written notice thereof to the other Parties which notice will describe in reasonable detail the basis and specifics of the Dispute.  Within five (5) days after delivery of such notice, the Unitholders will meet to discuss and attempt to resolve or cure such Dispute.  If the Unitholders are unable to resolve the Dispute within fifteen (15) days after delivery of such notice, the matter will be referred to a “Senior Officer” of each Unitholder for resolution or cure.  If such Senior Officers are unable to agree on an appropriate cure or resolution within ten (10) days after the matter has been referred to them, the Parties may refer such Dispute to mediation in accordance with Section 17.2.

Section 17.2  Mediation.

If the Parties are unable to resolve a Dispute pursuant the procedures described in Clause 17.1, and if the continued failure to settle such disagreement is likely to have a material adverse impact on the Company, either Party may elect to submit the disagreement to mediation under the Commercial Mediation Rules of the American Arbitration Association. If either Party so elects, the other Party shall submit to mediation. The mediator shall not have authority to impose a settlement upon the Parties, but will attempt to help them reach a satisfactory resolution of the disagreement. The mediator shall end the mediation whenever, in his judgment, further efforts at mediation would not contribute to a resolution of the submitted disagreement.  If the Parties are unable to agree on an appropriate cure or resolution within thirty (30) days after the matter has been submitted to , the Parties may refer such Dispute to arbitration in accordance with Clause 17.3.

Section 17.3  Arbitration

Any Dispute relating to, this Agreement or the performance thereof, including but not limited to questions as to whether a matter is governed by this arbitration clause, shall be subject to arbitration if good faith negotiations among the parties do not resolve such claim, dispute or other matter the parties have not resolved such Dispute pursuant to Clause 17.1 and 17.2. Such arbitration shall proceed in accordance with the Commercial Arbitration Rules of the American Arbitration Association then pertaining (the “Rules”), insofar as such Rules are not inconsistent with the provisions expressly set forth in this Agreement, unless the parties mutually agree otherwise, and pursuant to the following procedures:(a) Reasonable discovery shall be allowed in arbitration.(b) All proceedings before the arbitrators shall be held in Houston, Texas. (c) The costs and fees of the arbitration, including attorneys’ fees, shall be allocated by the arbitrators.(d) The award rendered by the arbitrators shall be final and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof.(e) The existence and resolution of the arbitration shall be kept confidential by the Parties in the same manner as confidential information is required to be kept under this Agreement, and shall also be kept confidential by the arbitrators.

Section 17.2  Continued Performance.

Pending final resolution of any Dispute, the Parties will continue to fulfill their respective obligations under this Agreement; provided that the applicable Unitholder may withhold any amount that is the subject of Dispute from any payment otherwise due under this Agreement during the pendency of any dispute resolution proceeding.  Upon resolution of the Dispute, the Unitholder owing such amount shall promptly pay to the relevant Unitholder any amount determined to be due, together with interest at the greater of the highest legally permitted rate or 10% per annum on the unpaid balance from the date the amount was originally owed until the date paid in full.

Article 18
Default

Section 18.1  Default Notice.

Any Party that fails to pay when due its proportionate share of Cash Calls due pursuant to this Agreement (a “Defaulting Party”) shall be in default under this Agreement (such amount, the “Amount in Default”).  The non-Defaulting Party (the “Non-Defaulting Party”) shall promptly give written notice of such default to the Defaulting Party (a “Default Notice”).  The Amount in Default not paid by the Defaulting Party shall bear interest from the date due until paid in full.  Interest will be calculated using the Agreed Interest Rate.

Section 18.2  Payment of Defaulted Accounts.

(a)   The Non-Defaulting Party shall pay the Amount in Default owed by the Defaulting Party.

(b)   The total of all amounts paid by the Non-Defaulting Party for the Defaulting Party, together with interest accrued on such amounts shall constitute a debt due and owing by the Defaulting Party to the Non-Defaulting Party.  The Non-Defaulting Party may satisfy such debt (together with interest) and may accrue an amount equal to the Defaulting Party’s share of any allocation of profits under Article 8.

(c)   The Defaulting Party may remedy its default by paying to the Defaulting Party the total amount due, together with interest calculated as provided in Section 18.1, at any time prior to the buy-out of its Units pursuant to Section 18.3(b), if the Buy-Out Option is exercised by the Non-Defaulting Party.

(d)   The rights granted to the Non-Defaulting Party pursuant to this Section shall be in addition to, and not in substitution for any other rights or remedies which such Non-Defaulting Party may have in law or equity or pursuant to the other provisions of this Agreement.

Section 18.3  Remedies.

(a)            During the period in which the Amount in Default remains outstanding and unpaid by the Defaulting Party (the “Default Period”), the Defaulting Party shall not have a right to any allocation of profits under Article 8, which allocations shall vest in and be the property of the Non-Defaulting Party until and to the extent that such Amount in Default that has been paid on behalf of the Defaulting Party by the Non-Defaulting Party pursuant to Section 18.2(a), and accrued interest thereon, shall be repaid to the Non-Defaulting Party.

(b)            Each Party grants to each of the other Party the right and option to acquire (the “Buy-Out Option”) all of its Units in the Company for a value (the “Appraised Value”) as determined in this Section 18.4(b) in the event that such Party becomes a Defaulting Party and fails to fully remedy all its defaults by the one hundred eightieth (180th) calendar day following the date of the Default Notice.  If a Defaulting Party fails to remedy its default by the one hundred eightieth (180th) calendar day following the date of the Default Notice, then, without prejudice to any other rights available to the Non-Defaulting Party to recover its portion of the Amount in Default, plus accrued interest thereon, the Non-Defaulting Party may, but shall not be obligated to, exercise such Buy-Out Option by notice to the Defaulting Party (the “Option Notice”). The Defaulting Party shall be obligated to transfer, pursuant to this Agreement, effective on the date of the Option Notice, all of its Units to the Non-Defaulting Party having exercised the Buy-Out Option (the “Acquiring Party”). The Acquiring Party shall specify in its Option Notice a value for the Defaulting Party’s Units.  Within five (5) Business Days of the Option Notice, the Defaulting Party shall (i) notify the Acquiring Party that it accepts the value specified by the Acquiring Party in its Option Notice (in which case this value is the “Appraised Value”); or (ii) seek to resolve the dispute pursuant to Section 17 of this Agreement for determination of the value of its Units (in which case the value determined shall be deemed the “Appraised Value”).  If the Defaulting Party fails to so notify the Acquiring Party, then the Defaulting Party shall be deemed to have accepted the Acquiring Party’s proposed value as the Appraised Value.  If the valuation of the Defaulting Party’s Units is referred to an independent expert, such expert shall determine the Appraised Value which shall be equal to the fair market value of the Defaulting Party’s Units, less the following: (i) the Amount in Default, plus accrued interest; and (ii) all costs, including the costs of the expert, to obtain such valuation.  The Appraised Value shall be paid to the Defaulting Party in four (4) installments, each equal to 25% of the Appraised Value as follows:

(1)    the first installment shall be due and payable to the Defaulting Party within five (5) Business Days after the date on which the Defaulting Party’s Units are effectively transferred to the Acquiring Party (the “Transfer Date”);

(2)    the second installment shall be due and payable to the Defaulting Party within thirty (30) Business Days after the Transfer Date;

(3)    the third installment shall be due and payable to the Defaulting Party within sixty (60) Business Days after the Transfer Date; and

(4)    the fourth installment shall be due and payable to the Defaulting Party within ninety (90) Business Days after the Transfer Date.

(c)             For purposes of Section 18(b), the Defaulting Party shall, without delay following any request from the Acquiring Party, do any act required to be done by applicable law in order to render the transfer of its Units legally valid, including obtaining all governmental consents and approvals, and shall execute any document and take such other actions as may be necessary in order to effect a prompt and valid transfer.  The Defaulting Party shall be obligated to promptly remove any liens and encumbrances which may exist on its assigned Units.  In the event all required approvals are not timely obtained, the Defaulting Party shall hold the assigned Units in trust for the Non-Defaulting Party who is entitled to receive it.  Each Party constitutes and appoints each other Party its true and lawful attorney to execute such instruments and make such filings and applications as may be necessary to make such transfer legally effective and to obtain any necessary consents.  Actions under this power of attorney may be taken by any Party individually without the joinder of the others.  This power of attorney is irrevocable for the term of this Agreement and is coupled with an interest.  If requested, each Party shall execute a form prescribed by the Board of Managers setting forth this power of attorney in more detail.

(d)            The Non-Defaulting Party shall be entitled to recover from the Defaulting Party all reasonable attorneys’ fees and all other reasonable costs sustained in the collection of amounts owing by the Defaulting Party.

(e)             The rights and remedies granted to the Non-Defaulting Party in this Section 18 shall be cumulative, not exclusive, and shall be in addition to any other rights and remedies that may be available to the Non-Defaulting Party, whether at law, in equity or otherwise.  Each right and remedy available to the Non-Defaulting Party may be exercised from time to time and so often and in such order as may be considered expedient by the Non-Defaulting Party in its sole discretion.

Section 18.4  No Right of Set Off.

Each Party acknowledges and accepts that a fundamental principle of this Agreement is that each Party pays its share of all amounts due under this Agreement as and when required.  Accordingly, any Party which becomes a Defaulting Party undertakes that, in respect of either any exercise by the Non-Defaulting Party of any rights under or the application of any of the provisions of this Section 18, such Party hereby waives any right to raise by way of set off or invoke as a defense, whether in law or equity, any failure by any other Party to pay amounts due and owing under this Agreement or any alleged claim that such Party may have against the Non-Defaulting Party, whether such claim arises under this Agreement or otherwise.  Each Party further agrees that the nature and the amount of the remedies granted to the Non-Defaulting Party hereunder are reasonable and appropriate in the circumstances.

Article 19
Miscellaneous Provisions

Section 19.1  Equitable Relief.

The Parties hereto agree and declare that legal remedies may be inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

Section 19.2  Notices.

Any notice given under this Agreement will be in writing and delivered by personal service, or by certified or registered first class mail, or nationally recognized overnight courier, or by facsimile or email with a copy, in the case of facsimile or email, by first class mail, to the addresses specified below:

If to PEDCO:                                 Mr. Frank C. Ingriselli
4125 Blackhawk Plaza Circle
Suite 201A
Danville, CA 94506
USA
FAX: (925) 403-0703
Email: ingriselli@pacificenergydevelopment.com

If to MIEJ:                                     Mr. Forrest Dietrich
Suite 1501, Block C, Grand Palace,
5 Hui Zhong Road, Chaoyang District,
Beijing 100101 P.R. China
FAX: 86-10-51238223
Email: forrest@fdietrich.us

If to the Company:                       Mr. Frank C. Ingriselli
4125 Blackhawk Plaza Circle
Suite 201A
Danville, CA 94506
USA
FAX: (925) 403-0703
Email: ingriselli@pacificenergydevelopment.com

Any Unitholder may change the addresses provided above by notifying the other Parties in the manner provided above.  In the case of personal delivery, certified or registered first class mail, or nationally recognized overnight courier, such transmittal will be deemed to have been received by the recipient party on the date of such delivery.  In the case of delivery via facsimile or email, the transmittal shall be deemed to have been received on the day following the date of communication by facsimile or email.

Section 19.3  Governing Law and Process Agent.

(a)            This Agreement shall be governed by, and construed in accordance with, the Nevada Law without regard to conflicts of law principles.

(b)            With respect to any question, dispute, suit, action or proceedings arising out of or in connection with this Agreement (the “Proceedings”), each party irrevocably:

(i)    submits to the non-exclusive jurisdiction of the courts of the State of Nevada; and

(ii)    waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

 (c)           To the extent that, in the courts of any jurisdiction, any party may claim for itself or its revenues or assets (irrespective of their use or intended use) immunity on the grounds of sovereignty or other similar grounds from suit; jurisdiction of any court; relief by way of injunction, order for specific performance or for recovery of property; attachment (whether in aid of execution, before judgment or otherwise); execution or enforcement of any judgment or other legal process to which it or its revenues or assets might otherwise be entitled in any Proceedings (whether or not claimed), and to the extent that in any such jurisdiction there may be attributed to itself or its revenues or assets such immunity, that party irrevocably agrees not to claim such immunity and irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

Section 19.4  Entire Agreement and Modifications.

This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof, and all previous agreements, discussions, communications, and correspondence with respect to the subject matter, including the Original Agreement, are hereby superseded and terminated by the execution of this Agreement.  This Agreement may not be modified or amended except in writing signed on behalf of each Unitholder by its duly authorized representative. Any such modification or amendment shall form part of this Agreement and shall be read co-terminus with this Agreement. The Parties agree and acknowledge that this Agreement creates legal rights and obligations between them even though it contemplates their entry into additional agreements.

Section 19.5  No Waiver of Rights.

No right under this Agreement may be waived by a Unitholder, except pursuant to a writing signed by the Unitholder against which enforcement of the waiver is sought.  Without limitation, no failure or delay on the part of any Unitholder in exercising any of its rights under this Agreement, no partial exercise by any Unitholder of any of its rights under this Agreement, and no course of dealing among the Parties, will constitute a waiver of the rights of a Unitholder.

Section 19.6  Severability.

If at any time subsequent to the Effective Date, any provisions of this Agreement will be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon and will not impair the enforceability of any other provision of this Agreement.

Section 19.7  Headings, References.

Titles, captions and headings in this Agreement are inserted for convenience only and will not be used for the purposes of construing or interpreting this Agreement.

In this Agreement, unless a clear, contrary intention appears:  (i) the singular includes the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, in the case of a Unitholder, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) reference to any gender includes each other gender; (iv) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (v) reference to any Law means such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including, if applicable, rules and regulations promulgated thereunder; (vi) reference to any Section means such Section of this Agreement, and references in any Section or definition to any clause means such clause of such Section or definition; (vii) ”hereunder,” “hereof,” “hereto” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement; (viii) ”including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and (ix) relative to the determination of any period of time, “from” means “from and including”, “to” means “to but excluding” and “through” means “through and including”.

Section 19.8  Attorneys’ Fees.

In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees in addition to any other available remedy.

Section 19.9  After- Acquired Units.

All of the provisions of this Agreement shall apply to all Units now owned or hereafter issued or transferred to a Unitholder in consequence of any additional issuance, purchase, exchange or reclassification of Units, corporate reorganization, or any other recapitalization, or consolidation, amalgamation, or merger of the Company, or Unit split, or Unit dividend, or which are acquired by a Unitholder of the Company in any other manner.

Section 19.10  Successors and Assigns.

Except as otherwise provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the Parties hereto. No Unitholder may assign any of its rights hereunder to any other person except in writing and in accordance with the provisions of applicable Nevada Law, the Articles, and this Agreement in all respects.

Section 19.11  English Language.

All documents to be furnished or communications to be given or made under this Agreement shall be in the English language or, if in another language, shall be accompanied by a translation into English certified by a representative of the Unitholder furnishing such document or communication, which translation shall be the governing version between the Parties.

Section 19.12  Further Assurances.

From time to time, the Parties shall take all appropriate actions and execute and deliver, or cause to be executed and delivered, such documents, agreements or instruments which may be reasonably necessary or advisable to carry out any of the provisions of this Agreement.

Section 19.13  No Third-Party Beneficiaries.

This Agreement is solely for the benefit of the Unitholders and the Company, and their respective successors and permitted assigns, and this Agreement shall not otherwise be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

Section 19.14  Fees and Expense.

Unless otherwise provided, each Party shall bear its own costs and expenses in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

Section 19.15  Illicit Payments.

(a)             Each Unitholder represents and warrants that it and its employees (i) are familiar with the provisions and requirements of the United States Foreign Corrupt Practices Act (“FCPA”), including the record keeping requirements thereof, and (ii) recognize that full compliance with the letter and spirit of the FCPA is the corporate policy of the Company.  In all matters relating to this Agreement and all Projects, each Unitholder will conduct itself in full compliance with the FCPA and the anti-bribery laws of the U.S. or any other jurisdiction.  Consequently, each Unitholder specifically agrees as follows:

(i)    In carrying out its responsibility under this Agreement, no Unitholder shall pay or agree to pay, directly or indirectly, any funds or anything of value to any public official for the purpose of influencing such official’s official acts or decisions.

(ii)    Each Unitholder shall immediately notify the other Unitholders of any request that such Unitholder receives to take any action that might constitute a violation of the FCPA, or the anti-bribery laws of the U.S. or any other jurisdiction.

Section 19.16  Participation of All Parties.

This Agreement shall not be construed to have originated with any Unitholder, and the Parties have been fully represented by counsel in the drafting and negotiation of this Agreement.

Section 19.17  Conflict of Terms.

If the terms of this Agreement and the terms of the Articles shall conflict, the Unitholders shall endeavor to amend the Articles, so as to reflect the terms of this Agreement, so far as permitted by applicable law. In the event that any provision of this Agreement is found to be contrary to applicable law by any applicable court or governmental authority, such provision shall be modified to the extent necessary to comply with the statutory requirements while retaining as much as possible of the intent of the Parties.

Section 19.18  Force Majeure.

No Unitholder shall be liable for any delay, failure or non-performance of its obligations under this Agreement to the extent that such performance is prevented by adverse change in Nevada Law, acts of God, war, acts of terrorism, armed conflict, embargo, blockade, civil disturbance, strike, storm, typhoon or any other act or circumstance beyond such Unitholder’s reasonable control that was not reasonably foreseeable and that could not have been prevented with due diligence, provided that (i) written notice of the occurrence of such event shall be given to each of the other Unitholders without delay, (ii) the affected Unitholder shall use diligent efforts at all times to overcome the effects of the event and to resume full performance under this Agreement, and (iii) no such event shall excuse an obligation to make a payment of money, except that if such payment would be illegal, such obligation shall be deferred until payment becomes legally permissible, and the amount owning shall bear interest at the rate of six percent (6%).

Section 19.19  Amendment to the Articles.

the Company shall ensure that the Articles of the Company are suitably amended, if and as applicable, to ratify and adopt the provisions of this Agreement so that the Articles of the Company do not, at any time, conflict with the provisions of this Agreement.

Section 19.20  Consequential and Indirect Damages.

EXCEPT FOR DAMAGES ARISING FROM A BREACH OF SECTION 11 (CONFIDENTIALITY) AND OTHERWISE NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO UNITHOLDER OR ITS AFFILIATES, NOR ITS OR THEIR MANAGERS, MEMBERS, OFFICERS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, WILL BE LIABLE TO ANY OTHER UNITHOLDERS, FOR CLAIMS OF PUNITIVE, SPECIAL, EXEMPLARY, TREBLE, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR LOSS OF PROFITS, LOSS OF USE OR REVENUE, OR LOSSES BY REASON OF COST OF CAPITAL, CONNECTED WITH OR RESULTING FROM ANY PERFORMANCE OR LACK OF PERFORMANCE UNDER THIS AGREEMENT, REGARDLESS OF WHETHER A CLAIM IS BASED ON CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, VIOLATION OF ANY APPLICABLE DECEPTIVE TRADE PRACTICES ACT OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLE.

Section 19.21  Counterparts.

This Agreement may be executed in any number of counterparts (including by facsimile) and by the Parties in separate counterparts (including by facsimile), each of which shall be deemed an original, but all of which such counterparts shall together constitute but one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

MEMBERS:

PACIFIC ENERGY DEVELOPMENT CORP.

By:	/s/ Frank C. Ingriselli
Name :	Frank C. Ingriselli
Title :	President and Chief Executive Officer

MIEJ JURASSIC ENERGY CORPORATION

By:	/s/ Forrest Lee Dietrich
Name:	Forrest Lee Dietrich
Title :	Chairman

WHITE HAWK PETROLEUM, LLC

By:	/s/ Frank C. Ingriselli
Name:	Frank C. Ingriselli
Title :	Manager

EXHIBIT A

NAME	CONTRIBUTION	CLASS A INTERESTS	PERCENTAGE

Pacific Energy Development Corp.	$2,000,000	1,000,000	50.00%
MIEJ Jurassic Energy Corporation	$2,000,000	1,000,000	50.00%
Total	$4,000,000	2,000,000	100.00%